EXHIBIT 99.1

Eagle Bancorp, Inc. Announces 67% Increase in Earnings for the Second Quarter of 2011, While Maintaining Solid Asset Quality

BETHESDA, Md., July 20, 2011 (GLOBE NEWSWIRE) -- Eagle Bancorp, Inc. (the "Company") (Nasdaq:EGBN), the parent company of EagleBank, today announced record net income of $5.8 million for the quarter ended June 30, 2011, a 67% increase over the $3.4 million for the quarter ended June 30, 2010. Net income available to common shareholders increased 56% to $4.9 million ($0.25 per share basic and $0.24 per share diluted common share), as compared to $3.1 million ($0.16 per basic and diluted common share) for the same three month period in 2010.

For the six months ended June 30, 2011, the Company's net income was $10.9 million, a 59% increase over the $6.8 million for the six months ended June 30, 2010. Net income available to common shareholders was $9.7 million ($0.49 per basic common share and $0.48 per diluted common share), as compared to $6.2 million ($0.32 per basic common share and $0.31 per diluted common share) for the same six month period in 2010, a 56% increase.

"We are extremely pleased to report continuing trends of strong earnings and balance sheet growth through the second quarter of 2011. These results reflect substantial revenue growth, continued growth in loans and core deposits and continued solid asset quality," noted Ronald D. Paul, Chairman, and Chief Executive Officer of Eagle Bancorp, Inc. "Our second quarter 2011 results represent the tenth consecutive quarter of increasing net income. The Company's financial results in the second quarter of 2011, as compared to the same quarter in 2010, have been highlighted by balanced growth from both loans and core deposits, a favorable and improving net interest margin, enhanced noninterest income derived substantially from higher sales of residential mortgages, and improved operating efficiency while continuing to expand our infrastructure," added Mr. Paul. "Additionally, the Company has maintained solid asset quality during the quarter. As a growth-oriented Company, our financial results reflect the organization's desire and ability to continue lending in the Washington, D.C. metropolitan area and our ability to continue building new and expanding existing client relationships. This is evidenced by a $444 million increase in portfolio loans in the past twelve months, by a $363 million increase in deposits in the past twelve months; and by our ability to successfully manage credit risk in our lending and investment activities," noted Mr. Paul.

For the three months ended June 30, 2011, the Company reported an annualized return on average assets (ROAA) of 1.01% as compared to 0.73% for the three months ended June 30, 2010. The annualized return on average common equity (ROAE) for the most recent quarter was 10.16%, as compared to 7.27% for the three months ended June 30, 2010. The higher ratios for the second quarter of 2011 as compared to 2010 are due primarily to expansion of the net interest margin to 4.32% in the second quarter of 2011 compared to 4.10% for the second quarter in 2010, lower levels of credit losses, improved operating efficiency and balance sheet leverage. For the second quarter of 2011, the Company recognized investment gains amounting to $591 thousand, and also recorded in noninterest expenses one-time charges relating to special event marketing and system conversion related costs, which had a pretax cost to the Company of $660 thousand. Taken together, these three non-recurring items negatively impacted second quarter earnings by $44 thousand after tax. On July 14, 2011 the Company repaid the remaining balance of preferred stock issued to the US Treasury under the Troubled Asset Relief Program ("TARP"). In connection with the repayment, the Company accelerated the discount on the preferred stock, which acceleration amounted to $559 thousand or $0.03 per share for the second quarter 2011.

At June 30, 2011, total assets were $2.35 billion compared to $1.94 billion at June 30, 2010, a 22% increase. Total deposits were $1.94 billion at June 30, 2011 compared to deposits of $1.58 billion at June 30, 2010, while total loans, excluding loans held for sale, increased to $1.95 billion at June 30, 2011, from $1.50 billion at June 30, 2010. Loans held for sale amounted to $25.5 million at June 30, 2011 as compared to $24.5 million at June 30, 2010. The investment portfolio totaled $249.9 million at June 30, 2011, a 5% increase from the $237.0 million balance at June 30, 2010. Total borrowed funds (excluding customer repurchase agreements) were stable at $49.3 million at June 30, 2011 and June 30, 2010. Total shareholders' equity increased to $217.0 million at June 30, 2011, from $196.7 million at June 30, 2010. The Company's capital position remains substantially in excess of regulatory requirements for well capitalized status, with a total risk based capital ratio of 11.36% at June 30, 2011. In addition, the tangible common equity ratio (tangible common equity to tangible assets) ended June 30, 2011 at 8.07%.

At June 30, 2011, the Company's nonperforming assets amounted to $34.7 million, representing 1.47% of total assets, compared to $28.9 million of nonperforming assets, or 1.49% of total assets, at June 30, 2010 and $36.7 million, or 1.68% of total assets, at March 31, 2011. Management remains attentive to early signs of deterioration in borrowers' financial conditions and to taking the appropriate action to mitigate risk. Furthermore, the Company is diligent in placing loans on nonaccrual status and believes, based on its loan portfolio risk analysis, that its allowance for loan losses, at 1.41% of total loans at June 30, 2011, is adequate to absorb potential credit losses within the loan portfolio at that date. Included in nonperforming assets at June 30, 2011 were $3.4 million of other real estate owned ("OREO") as compared to $3.6 million at June 30, 2010 and $3.5 million at March 31, 2011.

Analysis of the three months ended June 30, 2011 compared to 2010

For the three months ended June 30, 2011, the Company reported an ROAA of 1.01% as compared to 0.73% for the three months ended June 30, 2010. The ROAE for the most recent quarter was 10.16%, as compared to 7.27% for the three months ended June 30, 2010. The increase in these ratios is due primarily to a higher net interest margin in the current period versus 2010, increased noninterest income, improved operating efficiency, and balance sheet leverage.

Net interest income increased 28% for the three months ended June 30, 2011 over the same period in 2010, resulting from a 22 basis point increase in the net interest margin and strong balance sheet growth. For the three months ended June 30, 2011, the net interest margin was 4.32% as compared to 4.10% for the three months ended June 30, 2010.

The provision for credit losses was $3.2 million for the three months ended June 30, 2011 as compared to $2.1 million for the three months ended June 30, 2010. At June 30, 2011, the allowance for credit losses represented 1.41% of loans outstanding, as compared to 1.45% at June 30, 2010 and 1.43% at March 31, 2011. The higher provisioning in the second quarter of 2011, as compared to the second quarter of 2010, is attributable to substantially higher loan growth. Net charge-offs of $1.3 million represented 0.28% of average loans, excluding loans held for sale, in the second quarter of 2011, as compared to $1.4 million or 0.38% of average loans, excluding loans held for sale, in the second quarter of 2010. Net charge-offs in the second quarter of 2011 were primarily attributable to charge-offs of commercial real estate loans ($118 thousand), commercial and industrial loans ($1.1 million) and consumer loans ($101 thousand).

At June 30, 2011, the allowance for credit losses represented 88% of nonperforming loans as compared to 77% at March 31, 2011 and 86% at June 30, 2010. The increase in the coverage ratio as compared to the previous quarter is due to a decline in nonperforming loans and an increase in the allowance for credit losses.

Noninterest income for the three months ended June 30, 2011 increased to $3.2 million from $2.0 million for the three months ended June 30, 2010, a 59% increase. This increase was due primarily to increases of $787 thousand in gains realized on the sale of residential loans and $122 thousand of gains on the sale of SBA loans and to $317 thousand from increases in other income primarily associated with loan fee income. Investment gains realized in the second quarter of 2011 amounted to $591 thousand as compared to $573 thousand for the second quarter of 2010. Investment gains in the second quarter of 2011 were the result of asset/liability management decisions to sell a portion of mortgage-backed securities that exhibited prepayment risk.  Excluding investment securities gains, total noninterest income was $2.6 million for the second quarter of 2011 as compared to $1.4 million for the second quarter of 2010, an 82% increase.

The efficiency ratio, which measures the ratio of noninterest expense to total revenue, was 55.13% for the second quarter of 2011, as compared to 63.69% for the second quarter of 2010. As compared to the first quarter of 2011, the second quarter efficiency ratio was lower (from 58.57% to 55.13%) due to increases in revenue (net interest income and noninterest income) substantially offsetting increases in noninterest expenses. Noninterest expenses were $14.9 million for the three months ended June 30, 2011, as compared to $13.1 million for the three months ended June 30, 2010, a 14% increase. This increase includes $291 thousand of non-recurring expenses ($32 thousand for data processing, $60 thousand for legal, accounting and professional fees, and $199 thousand of other expenses) due to system enhancements from a bankwide conversion in April 2011. Cost increases were incurred for salaries and benefits of $1.8 million due substantially to additional commercial lending and support and residential mortgage staff, and to increases in incentive compensation. Premises and equipment expenses were $560 thousand lower due primarily to the benefits from consolidation of two branches during 2010. Marketing and advertising costs increased by $466 thousand due primarily to nonrecurring special event marketing. Data processing costs increased by $269 thousand due to system enhancements and to expanded customer transaction costs. FDIC insurance premiums were $101 thousand less due to lower FDIC premiums which took effect on April 1, 2011. Other expenses decreased by $121 thousand for the period ended June 30, 2011 compared to the same period in 2010, primarily due to a decrease of $216 thousand for the operating and disposition costs of OREO properties.

Analysis of the six months ended June 30, 2011 compared to 2010

For the six months ended June 30, 2011, the Company reported an ROAA of 1.00% as compared to 0.75% for the six months of 2010, while the ROAE was 10.32% in 2011, as compared to 7.32% for the same six month period in 2010. The increase in these ratios was due to a combination of an increase in the net interest margin, resulting primarily from lower funding costs, lower credit losses, increases in noninterest income, improved operating efficiency and balance sheet leverage.

For the first six months of 2011, net interest income increased 27% over the same period for 2010. Average loans increased $345 thousand and average deposits increased by $333 thousand. The net interest margin was 4.27% for the six months of 2011, as compared to 4.04% for the six months of 2010. The Company has been able to maintain its loan yields in 2011 close to 2010 levels due to loan pricing practices, and has been able to reduce its funding costs while maintaining a favorable deposit mix; much of which has occurred from sales efforts to increase and deepen client relationships.

The provision for credit losses was $5.3 million for the first six months of 2011 as compared to $3.8 million in 2010. The higher provisioning in 2011 as compared to 2010 is attributable to substantially higher amounts of loan growth in the first six months of 2011 compared to 2010, while net charge-offs were slightly lower in 2011 as compared to 2010. For the six months ended June 30, 2011, net charge-offs totaled $2.6 million (0.29% of average loans) compared to $2.7 million (0.37% of average loans) for the six months ended June 30, 2010. Net charge-offs in the six months ended June 30, 2011 were primarily attributable to charge-offs of commercial real estate loans ($151 thousand), commercial and industrial loans ($1.4 million), construction loans ($574 thousand), the unguaranteed portion of SBA loans ($340 thousand) and consumer loans ($100 thousand).

Noninterest income for the first six months of 2011 was $6.1 million compared to $3.2 million in 2010, an increase of 90%. This increase was due primarily to a $2.3 million increase in gains realized on the sale of residential loans and $222 thousand increase in gains realized on the sale of SBA loans. Other noninterest income increased by $370 thousand primarily due to other loan income and ATM fees. Excluding investment securities gains, total noninterest income was $5.5 million for the six months of 2011 as compared to $2.7 million for 2010, a 108% increase.

Noninterest expenses were $29.2 million for the first six months of 2011, as compared to $24.6 million for 2010, a 19% increase. This increase includes $446 thousand of non-recurring expenses ($32 thousand for data processing, $60 thousand for legal, accounting and professional fees, and $354 thousand of other expenses) due to system enhancements from a bankwide conversion in April 2011. Cost increases for salaries and benefits were $3.4 million primarily due to salaries, incentive compensation and benefits increases including staffing increases primarily as a result of expansion of commercial lending and residential mortgage divisions, and legal, accounting, and professional fees increases of $613 thousand, substantially due to higher problem loan collection costs. Premises and equipment expenses were $661 thousand lower due primarily to the consolidation of two branches during 2010. Marketing and advertising costs increased by $453 thousand due primarily to nonrecurring special event marketing. Data processing costs increased by $343 thousand due to system enhancements and to expanded customer transaction costs. FDIC insurance premiums on the higher levels of deposits were only slightly higher in the first six months in 2011 as compared to 2010 due to a lower FDIC premium rate which took effect on April 1, 2011. Other expenses increases for the first six months of 2011 versus 2010 amounted to $462 thousand associated primarily with expenses on disposition of OREO property. For the first six months of 2011, the efficiency ratio improved to 56.76% as compared to 62.96% for the same period in 2010. Cost control remains a key operating objective of the Company.

At June 30, 2011, the Company had a total risk based capital ratio of 11.36%, a Tier 1 risk based capital ratio of 9.68%, and a Tier 1 leverage ratio of 9.07%, all measures substantially above the regulatory requirements for well capitalized status.

As reported on July 14, 2011, the Company further enhanced its capital position by receiving $56.6 million through the closing of its participation in the Small Business Lending Fund, which capital qualifies as Tier 1 capital. The Company qualified for an initial dividend rate of 1% on this funding. Simultaneously, the Company repaid the balance of $23.2 million under TARP. The dividend rate on the l TARP had been 5%. The additional capital ($33.4 million) will allow the Company to increase its lending activities; primarily in commercial loans and owner occupied commercial real estate loans.

The financial information which follows provides more detail on the Company's financial performance for the six and three months ended June 30, 2011 as compared to the six and three months ended June 30, 2010, as well as providing eight quarters of trend data. Persons wishing additional information should refer to the Company's Form 10-K for the year ended December 31, 2010 and other reports filed with the Securities and Exchange Commission (the "SEC").

About Eagle Bancorp: The Company is the holding company for EagleBank which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and conducts full service commercial banking through thirteen offices, located in Montgomery County, Maryland, Washington, D.C. and Fairfax County, Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

The Eagle Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6101

Conference Call: Eagle Bancorp will host a conference call to discuss the second quarter 2011 financial results on Thursday July 21, 2011 at 10:00 a.m. eastern daylight time. The public is invited to listen to this conference call by dialing 877-303-6220, conference ID Code is 80291230, or by accessing the call on the Company's website, www.eaglebankcorp.com.  A replay of the conference call will be available on the Company's website through August 04, 2011.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as "may," "will," "anticipates," "believes," "expects," "plans," "estimates," "potential," "continue," "should," and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company's past results are not necessarily indicative of future performance.

Eagle Bancorp, Inc.
Financial Highlights
(in thousands, except per share data)	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Income Statements:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Total interest income	$ 55,292	$ 46,197	$ 28,996	$ 23,689
Total interest expense	9,892	10,357	5,102	5,072
Net interest income	45,400	35,840	23,894	18,617
Provision for credit losses	5,331	3,790	3,215	2,101
Net interest income after provision for credit losses	40,069	32,050	20,679	16,516
Noninterest income (before investment gains)	5,535	2,659	2,602	1,437
Investment gains	591	573	591	573
Total noninterest income	6,126	3,232	3,193	2,010
Total noninterest expense	29,246	24,600	14,933	13,137
Income before income tax expense	16,949	10,682	8,939	5,389
Income tax expense	6,059	3,844	3,185	1,942
Net income	10,890	6,838	5,754	3,447
Preferred stock dividends and discount accretion	1,203	644	883	324
Net Income Available to Common Shareholders	$ 9,687	$ 6,194	$ 4,871	$ 3,123

Per Share Data:
Earnings per weighted average common share, basic	$ 0.49	$ 0.32	$ 0.25	$ 0.16
Earnings per weighted average common share, diluted	$ 0.48	$ 0.31	$ 0.24	$ 0.16
Weighted average common shares outstanding, basic	19,774,722	19,625,310	20,050,894	19,641,247
Weighted average common shares outstanding, diluted	20,243,112	20,005,961	20,495,291	20,071,945
Actual shares outstanding	19,849,042	19,652,918	19,849,042	19,652,918
Book value per common share at period end	$ 9.76	$ 8.87	$ 9.76	$ 8.87
Tangible book value per common share at period end (1)	$ 9.56	$ 8.65	$ 9.56	$ 8.65

Performance Ratios (annualized):
Return on average assets	1.00%	0.75%	1.01%	0.73%
Return on average common equity	10.32%	7.32%	10.16%	7.27%
Net interest margin	4.27%	4.04%	4.32%	4.10%
Efficiency ratio (2)	56.76%	62.96%	55.13%	63.69%

Other Ratios:
Allowance for credit losses to total loans	1.41%	1.45%	1.41%	1.45%
Allowance for credit losses to total nonperforming loans	88.00%	85.86%	88.00%	85.86%
Nonperforming loans to total loans	1.60%	1.68%	1.60%	1.68%
Nonperforming assets to total assets	1.47%	1.49%	1.47%	1.49%
Net charge-offs (annualized) to average loans	0.29%	0.37%	0.28%	0.38%
Common equity to total assets	8.23%	8.99%	8.23%	8.99%
Tier 1 leverage ratio	9.07%	9.84%	9.07%	9.84%
Tier 1 risk based capital ratio	9.68%	11.15%	9.68%	11.15%
Total risk based capital ratio	11.36%	12.85%	11.36%	12.85%
Tangible common equity to tangible assets (1)	8.07%	8.79%	8.07%	8.79%

Loan Balances -Period End (in thousands):
Commercial and Industrial	$ 482,680	$ 370,893	$ 482,680	$ 370,893
Commercial real estate - owner occupied	$ 242,266	$ 209,438	$ 242,266	$ 209,438
Commercial real estate - income producing	$ 719,450	$ 566,669	$ 719,450	$ 566,669
1-4 Family mortgage	$ 36,833	$ 11,227	$ 36,833	$ 11,227
Construction - commercial and residential	$ 370,588	$ 252,934	$ 370,588	$ 252,934
Home equity	$ 90,788	$ 86,957	$ 90,788	$ 86,957
Other consumer	$ 5,871	$ 6,295	$ 5,871	$ 6,295

Average Balances (in thousands):
Total assets	$ 2,200,962	$ 1,848,846	$ 2,278,329	$ 1,881,761
Total earning assets	$ 2,142,278	$ 1,788,153	$ 2,220,137	$ 1,821,943
Total loans held for sale	$ 19,466	$ 3,976	$ 19,419	$ 6,721
Total loans	$ 1,789,714	$ 1,444,366	$ 1,864,722	$ 1,482,604
Total deposits	$ 1,833,987	$ 1,500,928	$ 1,902,837	$ 1,529,498
Total borrowings	$ 146,816	$ 148,952	$ 153,108	$ 151,240
Total shareholders' equity	$ 211,926	$ 193,139	$ 214,926	$ 194,866

(1) Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP-based amounts. We calculate the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. We calculate tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which we calculate by dividing common shareholders' equity by common shares outstanding. We believe that this information is important to shareholders' as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios.

(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

GAAP Reconciliation
(dollars in thousands except per share data)

	Six Months Ended June 30,
	2011	2010
	(Unaudited)	(Unaudited)
Common shareholders' equity	$ 193,792	$ 174,250
Less: Intangible assets	(4,070)	(4,277)
Tangible common equity	$ 189,722	$ 169,973

Book value per common share	$ 9.76	$ 8.87
Less: Intangible book value per common share	(0.20)	(0.22)
Tangible book value per common share	$ 9.56	$ 8.65

Total assets	$ 2,353,716	$ 1,937,265
Less: Intangible assets	(4,070)	(4,277)
Tangible assets	$ 2,349,646	$ 1,932,988

Tangible common equity ratio	8.07%	8.79%

Eagle Bancorp, Inc.
Statements of Financial Condition
(dollars in thousands)
	June 30, 2011 (Unaudited)	December 31, 2010 (Audited)	June 30, 2010 (Unaudited)
Assets
Cash and due from banks	$ 33,950	$ 12,414	$ 23,901
Federal funds sold	42,955	34,048	79,753
Interest bearing deposits with banks and other short-term investments	10,329	11,652	18,183
Investment securities available for sale, at fair value	249,893	228,048	236,999
Federal Reserve and Federal Home Loan Bank stock	9,748	9,528	10,285
Loans held for sale	25,489	80,571	24,491
Loans	1,948,476	1,675,500	1,504,413
Less allowance for credit losses	(27,475)	(24,754)	(21,741)
Loans, net	1,921,001	1,650,746	1,482,672
Premises and equipment, net	10,395	9,367	8,687
Deferred income taxes	13,689	14,471	12,279
Bank owned life insurance	13,543	13,342	13,130
Intangible assets, net	4,070	4,188	4,277
Other real estate owned	3,434	6,701	3,556
Other assets	15,220	14,294	19,052
Total Assets	$ 2,353,716	$ 2,089,370	$ 1,937,265

Liabilities and Shareholders' Equity
Liabilities
Deposits:
Noninterest bearing demand	$ 436,880	$ 400,291	$ 313,812
Interest bearing transaction	67,458	61,771	54,489
Savings and money market	819,004	737,071	709,987
Time, $100,000 or more	380,766	344,747	314,081
Other time	236,726	182,918	185,622
Total deposits	1,940,834	1,726,798	1,577,991
Customer repurchase agreements	136,897	97,584	106,104
Long-term borrowings	49,300	49,300	49,300
Other liabilities	9,658	10,972	7,127
Total liabilities	2,136,689	1,884,654	1,740,522

Shareholders' Equity
Preferred stock, par value $.01 per share, shares authorized 1,000,000, Series A, $1,000 per share liquidation preference, shares issued and outstanding 23,235 at each period, discount of $-0--, $601 and $690 respectively, net	23,235	22,582	22,493
Common stock, par value $.01 per share; shares authorized 50,000,000, shares issued and outstanding 19,849,042, 19,700,387 and 19,652,918, respectively	197	197	197
Warrant	946	946	946
Additional paid in capital	131,225	130,382	129,701
Retained earnings	58,209	48,551	39,400
Accumulated other comprehensive income	3,215	2,058	4,006
Total shareholders' equity	217,027	204,716	196,743
Total Liabilities and Shareholders' Equity	$ 2,353,716	$ 2,089,370	$ 1,937,265

Eagle Bancorp, Inc.
Consolidated Statements of Operations
For the Six and Three Month Periods Ended June 30, 2011 and 2010 (Unaudited)
(dollars in thousands, except per share data)

	Six Months Ended June 30,		Three Months Ended June 30,
Interest Income	2011	2010	2011	2010
Interest and fees on loans	$ 51,894	$ 42,340	$ 27,279	$ 21,878
Interest and dividends on investment securities	3,285	3,715	1,665	1,738
Interest on balances with other banks and short-term investments	36	59	17	26
Interest on federal funds sold	77	83	35	47
Total interest income	55,292	46,197	28,996	23,689
Interest Expense
Interest on deposits	8,508	8,855	4,397	4,317
Interest on customer repurchase agreements	321	378	171	195
Interest on short-term borrowings	--	27	--	9
Interest on long-term borrowings	1,063	1,097	534	551
Total interest expense	9,892	10,357	5,102	5,072
Net Interest Income	45,400	35,840	23,894	18,617
Provision for Credit Losses	5,331	3,790	3,215	2,101
Net Interest Income After Provision For Credit Losses	40,069	32,050	20,679	16,516

Noninterest Income
Service charges on deposits	1,421	1,486	672	756
Gain on sale of loans	2,807	251	1,106	197
Gain on sale of investment securities	591	573	591	573
Increase in the cash surrender value of bank owned life insurance	201	217	100	107
Other income	1,106	705	724	377
Total noninterest income	6,126	3,232	3,193	2,010
Noninterest Expense
Salaries and employee benefits	15,072	11,644	7,761	5,969
Premises and equipment expenses	4,043	4,704	2,052	2,612
Marketing and advertising	981	528	747	281
Data processing	1,601	1,258	912	643
Legal, accounting and professional fees	2,139	1,526	1,003	952
FDIC insurance	1,343	1,335	600	701
Other expenses	4,067	3,605	1,858	1,979
Total noninterest expense	29,246	24,600	14,933	13,137
Income Before Income Tax Expense	16,949	10,682	8,939	5,389
Income Tax Expense	6,059	3,844	3,185	1,942
Net Income	10,890	6,838	5,754	3,447
Preferred Stock Dividends and Discount Accretion	1,203	644	883	324
Net Income Available to Common Shareholders	$ 9,687	$ 6,194	$ 4,871	$ 3,123

Earnings Per Common Share
Basic	$ 0.49	$ 0.32	$ 0.25	$ 0.16
Diluted	$ 0.48	$ 0.31	$ 0.24	$ 0.16

Eagle Bancorp, Inc.
Average Balances, Interest Yields And Rates, And Net Interest Margin
(dollars in thousands)

	Three Months Ended June 30,
	2011			2010
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$ 10,265	$ 17	0.66%	$ 7,683	$ 26	1.36%
Loans held for sale (1)	19,419	168	3.47%	6,721	81	4.83%
Loans (1) (2)	1,864,722	27,111	5.83%	1,482,604	21,797	5.90%
Investment securities available for sale (2)	252,096	1,665	2.65%	250,276	1,738	2.79%
Federal funds sold	73,635	35	0.19%	74,659	47	0.25%
Total interest earning assets	2,220,137	28,996	5.24%	1,821,943	23,689	5.22%

Total noninterest earning assets	84,387			81,188
Less: allowance for credit losses	26,195			21,370
Total noninterest earning assets	58,192			59,818
TOTAL ASSETS	$ 2,278,329			$ 1,881,761

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$ 61,623	$ 48	0.31%	$ 53,448	$ 53	0.40%
Savings and money market	816,587	2,067	1.02%	673,794	2,046	1.22%
Time deposits	600,145	2,282	1.53%	495,727	2,218	1.79%
Total interest bearing deposits	1,478,355	4,397	1.19%	1,222,969	4,317	1.42%
Customer repurchase agreements	103,720	171	0.66%	96,709	195	0.81%
Other short-term borrowings	88	--	--	5,231	9	0.69%
Long-term borrowings	49,300	534	4.34%	49,300	551	4.48%
Total interest bearing liabilities	1,631,463	5,102	1.25%	1,374,209	5,072	1.48%

Noninterest bearing liabilities:
Noninterest bearing demand	424,482			306,529
Other liabilities	7,458			6,157
Total noninterest bearing liabilities	431,940			312,686

Shareholders' equity	214,926			194,866
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 2,278,329			$ 1,881,761

Net interest income		$ 23,894			$ 18,617
Net interest spread			3.99%			3.74%
Net interest margin			4.32%			4.10%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $1.3 million and $705 thousand for the three months ended June 30, 2011 and 2010, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Average Balances, Interest Yields And Rates, And Net Interest Margin
(dollars in thousands)

	Six Months Ended Jine 30,
	2011			2010
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$ 10,329	$ 36	0.70%	$ 7,621	$ 59	1.56%
Loans held for sale (1)	19,466	373	3.86%	3,976	95	4.82%
Loans (1) (2)	1,789,714	51,521	5.81%	1,444,366	42,245	5.90%
Investment securities available for sale (2)	244,878	3,285	2.71%	257,610	3,715	2.91%
Federal funds sold	77,891	77	0.20%	74,580	83	0.22%
Total interest earning assets	2,142,278	55,292	5.20%	1,788,153	46,197	5.21%

Total noninterest earning assets	84,224			81,790
Less: allowance for credit losses	25,540			21,097
Total noninterest earning assets	58,684			60,693
TOTAL ASSETS	$ 2,200,962			$ 1,848,846

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$ 61,551	$ 111	0.36%	$ 52,002	$ 86	0.33%
Savings and money market	785,814	3,976	1.02%	649,849	4,131	1.28%
Time deposits	575,213	4,421	1.55%	501,376	4,638	1.87%
Total interest bearing deposits	1,422,578	8,508	1.21%	1,203,227	8,855	1.48%
Customer repurchase agreements	97,472	321	0.66%	92,050	378	0.83%
Other short-term borrowings	44	--	--	7,602	27	0.72%
Long-term borrowings	49,300	1,063	4.35%	49,300	1,097	4.49%
Total interest bearing liabilities	1,569,394	9,892	1.27%	1,352,179	10,357	1.54%

Noninterest bearing liabilities:
Noninterest bearing demand	411,409			297,701
Other liabilities	8,233			5,827
Total noninterest bearing liabilities	419,642			303,528

Shareholders' equity	211,926			193,139
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 2,200,962			$ 1,848,846

Net interest income		$ 45,400			$ 35,840
Net interest spread			3.93%			3.67%
Net interest margin			4.27%			4.04%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $2.0 million and $1.2 million for the six months ended June 30, 2011 and 2010, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Statements of Income and Highlights (Quarterly Trends)
(in thousands, except per share data) (Unaudited)
	Three Months Ended
Income Statements:	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009
Total interest income	$ 28,996	$ 26,296	$ 26,040	$ 24,421	$ 23,689	$ 22,508	$ 22,413	$ 21,426
Total interest expense	5,102	4,790	4,753	4,722	5,072	5,285	5,685	6,408
Net interest income	23,894	21,506	21,287	19,699	18,617	17,223	16,728	15,018
Provision for credit losses	3,215	2,116	3,556	1,962	2,101	1,689	2,528	1,857
Net interest income after provision for credit losses	20,679	19,390	17,731	17,737	16,516	15,534	14,200	13,161
Noninterest income (before investment gains or losses)	2,602	2,933	3,180	2,073	1,437	1,222	1,275	1,486
Investment gains (losses)	591	--	497	260	573	--	1	--
Total noninterest income	3,193	2,933	3,677	2,333	2,010	1,222	1,276	1,486
Salaries and employee benefits	7,761	7,311	7,318	6,549	5,969	5,675	5,412	5,128
Premises and equipment	2,052	1,991	1,735	2,021	2,612	2,092	1,843	1,798
Marketing and advertising	747	234	139	391	281	247	314	228
Other expenses	4,373	4,777	4,283	3,968	4,275	3,449	3,058	3,126
Total noninterest expense	14,933	14,313	13,475	12,929	13,137	11,463	10,627	10,280
Income before income tax expense	8,939	8,010	7,933	7,141	5,389	5,293	4,849	4,367
Income tax expense	3,185	2,874	2,879	2,375	1,942	1,902	1,898	1,625
Net income	5,754	5,136	5,054	4,766	3,447	3,391	2,951	2,742
Preferred stock dividends and discount accretion	883	320	328	327	324	320	540	595
Net Income Available to Common Shareholders	$ 4,871	$ 4,816	$ 4,726	$ 4,439	$ 3,123	$ 3,071	$ 2,411	$ 2,147

Per Share Data:
Earnings per weighted average common share, basic	$ 0.25	$ 0.24	$ 0.24	$ 0.22	$ 0.16	$ 0.16	$ 0.12	$ 0.16
Earnings per weighted average common share, diluted	$ 0.24	$ 0.24	$ 0.23	$ 0.22	$ 0.16	$ 0.15	$ 0.12	$ 0.15
Weighted average common shares outstanding, basic	20,050,894	19,716,814	19,683,052	19,659,934	19,641,247	19,609,197	19,521,574	13,504,539
Weighted average common shares outstanding, diluted	20,495,291	20,215,244	20,130,854	20,015,404	20,071,945	19,951,246	19,779,726	13,794,355
Actual shares outstanding	19,849,042	19,811,532	19,700,387	19,671,797	19,652,918	19,633,763	19,534,226	19,505,339
Book value per common share at period end	$ 9.76	$ 9.46	$ 9.25	$ 9.14	$ 8.87	$ 8.66	$ 8.48	$ 8.46

Performance Ratios (annualized):
Return on average assets	1.01%	0.98%	0.96%	0.96%	0.73%	0.76%	0.68%	0.67%
Return on average common equity	10.16%	10.49%	9.89%	9.89%	7.27%	7.38%	5.76%	7.30%
Net interest margin	4.32%	4.23%	4.18%	4.10%	4.10%	3.98%	3.96%	3.77%
Efficiency ratio (1)	55.13%	58.57%	53.98%	58.68%	63.69%	62.15%	59.02%	62.29%

Other Ratios:
Allowance for credit losses to total loans (2)	1.41%	1.43%	1.48%	1.45%	1.45%	1.47%	1.47%	1.51%
Nonperforming loans to total loans	1.60%	1.85%	1.51%	1.61%	1.68%	1.47%	1.57%	1.73%
Nonperforming assets to total assets	1.47%	1.68%	1.53%	1.46%	1.49%	1.36%	1.50%	1.63%
Net charge-offs (annualized) to average loans	0.28%	0.30%	0.26%	0.39%	0.38%	0.36%	0.54%	0.48%
Tier 1 leverage ratio	9.07%	9.44%	9.32%	9.66%	9.84%	10.00%	10.29%	11.68%
Tier 1 risk based capital ratio	9.68%	10.03%	9.91%	10.88%	11.15%	11.77%	11.82%	13.65%
Total risk based capital ratio	11.36%	11.75%	11.64%	12.66%	12.85%	13.50%	13.57%	15.57%

Average Balances (in thousands):
Total assets	$ 2,278,329	$ 2,122,677	$ 2,079,392	$ 1,964,827	$ 1,881,761	$ 1,815,383	$ 1,732,168	$ 1,631,200
Total earning assets	$ 2,220,137	$ 2,063,557	$ 2,021,492	$ 1,907,900	$ 1,821,943	$ 1,753,989	$ 1,677,573	$ 1,579,603
Total loans held for sale	$ 19,419	$ 19,532	$ 32,367	$ 18,295	$ 6,721	$ 1,204	$ 3,999	$ 4,790
Total loans	$ 1,864,722	$ 1,713,854	$ 1,640,205	$ 1,534,959	$ 1,482,604	$ 1,405,700	$ 1,348,077	$ 1,312,895
Total deposits	$ 1,902,837	$ 1,764,373	$ 1,710,088	$ 1,610,813	$ 1,529,498	$ 1,472,061	$ 1,381,305	$ 1,321,405
Total borrowings	$ 153,108	$ 140,456	$ 154,950	$ 146,711	$ 151,240	$ 146,638	$ 141,406	$ 146,819
Total stockholders' equity	$ 214,926	$ 208,833	$ 206,191	$ 200,556	$ 194,866	$ 191,393	$ 202,004	$ 153,171

(1) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(2) Excludes loans held for sale.
CONTACT: Michael T. Flynn
         301.986.1800